EXHIBIT 4.6

                                                               [Execution Copy]


                          STOCK SUBSCRIPTION AGREEMENT


           AGREEMENT dated as of February 9, 2000, among Condor Systems Inc., a California corporation (the "Company"), Behrman Capital II L.P. and Strategic Entrepreneur Fund II, L.P. (collectively, "Behrman"), and DLJ Merchant Banking Partners II, L.P. and each of its Affiliates listed on Exhibit A hereto ("DLJMB") (Behrman and DLJMB each an "Investor" and collectively, the "Investors"). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Investor's Agreement dated as of April 15, 1999 between the Company, Behrman, DLJMB and the other signatories thereto.


                              W I T N E S S E T H :

           WHEREAS, the Company desires to obtain funds in the amount of $10 million to repay existing debt, to fund working capital and to fund the Company's growth;

           WHEREAS, the Investors desire to subscribe for, and the Company desires to issue to the Investors, (i) 100,000 shares of Series A1 15% Senior Preferred Stock of the Company (the "Series A1 Preferred Stock"), which will in certain circumstances be converted into Series A2 15% Senior Preferred Stock (the "Series A2 Preferred Stock" and, together with the Series A1 Preferred Stock, the "Preferred Stock"), in accordance with the terms of the Amended and Restated Articles of Incorporation of the Company attached hereto as Exhibit B (the "Articles") and (ii) Warrants to purchase shares of Class C Common Stock, par value $0.001 per share, of the Company in the form attached hereto as Exhibit C (the "Warrants"); and

           WHEREAS, the Investors anticipate that an agreement (the "Second Subscription Agreement") will be entered into prior to March 31, 2000 among the Company, certain individual shareholders of Global Technology Partners LLC, a Delaware limited liability company, and certain individual members of the Company's management (collectively, the "Additional Investors") for the purchase and sale of additional shares of Senior Preferred Stock and Warrants by the Additional Investors;

           NOW, THEREFORE, IT IS AGREED:

                                    ARTICLE 1
                                PURCHASE AND SALE

           SECTION 1.01. Purchase and Sale. (a) Upon the terms and subject to the conditions of this Agreement, the Company agrees to issue and sell to each Investor and each Investor agrees, severally and not jointly, to purchase from the Company at the Closing, (x) the number of shares of Series A1 Preferred Stock set forth opposite such Investor's name on Exhibit A hereto and (y) Warrants to purchase a number of shares of Class C Common Stock of the Company (the Investor's "Warrant Amount") equal to the product of 3,100,000 and a fraction, the numerator of which shall be the number of shares of Preferred Stock purchased by such Investor pursuant to this agreement and the denominator of which shall be the total number of shares of Preferred Stock purchased by all investors pursuant to this Agreement and, prior to the Exchange Date, the Second Subscription Agreement, if any (collectively, the "Securities"). The purchase price for the Securities (the "Purchase Price") for each Investor is the amount in cash specified on Exhibit A hereto. The Purchase Price shall be paid as provided in Section 1.02.

           SECTION 1.02. Closing. The closing (the "Closing") of the purchase and sale of the Securities hereunder shall take place at the offices of Davis Polk & Wardwell, New York, New York, as soon as possible, but in no event later than two Business Days, after satisfaction or waiver of the conditions set forth in Article 8 or at such other place as DLJMB and the Company may agree. At the
Closing:

             (a) Each Investor shall deliver to the Company, in immediately available funds, the amount of the aggregate Purchase Price set forth opposite such Investor's name on Exhibit A hereto, by wire transfer (or other means acceptable to the Company) to an account of the Company with a bank designated by Company, by notice to such Investor.

            (b) The Company shall deliver, or cause to be delivered, to each Investor certificates, or other appropriate documentation, for the number of shares of Series A1 Preferred Stock set forth opposite such Investor's name on Exhibit A and a Warrant to purchase such Investor's Warrant Amount of shares of Class C Common Stock duly registered in the name of such Investor.

          SECTION 1.03. Exchange of Initial Warrants. At any time after the earlier of (i) the date, if any, on which the closing of the purchase and sale of shares of Preferred Stock and Warrants by the Additional Investors pursuant to the Second


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


Subscription Agreement shall occur and (ii) March 31, 2000 (the "Exchange Date"), the Company shall, upon request of any holder of a Warrant, exchange the Warrant for a Warrant that specifies the actual number of shares of Class C Common Stock purchaseable upon exercise of such Warrant.

           SECTION 1.04. Qualification and Substitution of Series A2 Preferred Stock. (a) Promptly after the date hereof, the Company shall file an application with the California Department of Corporations for qualification under Section 25113(b)(1) of the California Corporations Code of 300,000 shares of Series A2 15% Senior Preferred Stock of the Company to be issued pursuant to the terms of Article Three, Section B(9) of the Articles. The Company shall use its best efforts to obtain qualification of the Series A2 Senior Preferred Stock under the foregoing provisions.

           SECTION 1.05. Transferability of Warrants. The Warrants shall initially be issued as part of an issuance of units, each of which shall consist of the number of shares of Preferred Stock purchased by each Investor pursuant to this Agreement and such Investor's Warrant Amount. Prior to 90 days after the Closing, the Warrants shall not be transferred or exchanged separately from, but may be transferred or exchanged only together with, the Preferred Stock. The certificates to be issued representing the Warrants shall bear legends substantially in the form set forth on the first page of the Warrant Certificate attached hereto as Exhibit C.

           SECTION 1.06. Designation of Registrable Securities. The parties hereto acknowledge that the Preferred Stock to be purchased by the Investors pursuant to this Agreement shall be deemed to be Registrable Securities under the Investors' Agreement dated as of April 15, 1999 among the Company and the Shareholders (as defined therein) (the "Investors' Agreement") and agree to take any and all actions necessary to carry out this intent, including without limitation, to approve and effect an amendment to the Investors' Agreement.


                                    ARTICLE 2
                         REPRESENTATIONS OF THE COMPANY

           The Company represents and warrants to each Investor as of the date hereof that:

          SECTION 2.01. Corporate Existence and Power. The Company is a corporation duly incorporated or organized, validly existing and in good standing under the laws of the State of California and has all corporate powers and all


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material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and as proposed to be conducted.

           SECTION 2.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the documents attached hereto and the consummation of the transactions contemplated thereby (including the issuance and sale of the Securities by the Company) are within its powers, and have been duly authorized by all necessary action. This Agreement constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms. On or prior to the Closing Date, the amended and restated Articles of Incorporation of the Company (in the form attached hereto as Exhibit D) and the certificate of determination will have been duly filed with the Secretary of State of California and will be valid and in effect.

           SECTION 2.03. Capitalization. (a) As of the Closing Date, the authorized capital stock of the Corporation consisted of 60,000,000 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock, 60,000,000 shares of Class C Common Stock and 10,000,000 shares of Preferred Stock.

            (b) Immediately following the Closing Date, there will be outstanding 21,407,891 shares of Class A Common Stock, 2,551,053 shares of Class B Common Stock, 26,948,947 shares of Class C Common Stock, 600,000 shares of Senior Preferred Stock, employee stock options to purchase 1,854,540 shares of Class A Common Stock, and Warrants to purchase 3,100,000 shares of Class C Common Stock. The rights, privileges and preferences of the Senior Preferred Stock shall be as set forth in the Amended and Restated Articles of Incorporation of the Company attached hereto as Exhibit B and the Warrants shall be in the form attached hereto as Exhibit C.

            (c) Except as set forth in this Section 2.03, there are, and immediately after the Closing there will be, no outstanding (i) shares of capital stock or voting securities of the Corporation, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company and (iv) no obligation of the Company to repurchase or otherwise acquire or retire any shares of capital stock or other securities, rights or obligations referred to in (i), (ii), or (iii).


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


                                    ARTICLE 3
                        REPRESENTATIONS OF THE INVESTORS

           Each Investor represents and warrants to the Company, severally as to itself only and not jointly as to any other Investor, as of the date hereof that:

          SECTION 3.01. Corporate Existence and Power. Such Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

          SECTION 3.02. Corporate Authorization. The execution, delivery and performance by such Investor of this Agreement and the consummation of the transactions contemplated hereby are within the powers (corporate, partnership or otherwise) of such Investor and have been duly authorized by all necessary action on the part of such Investor. This Agreement constitutes a valid and binding agreement of such Investor.

          SECTION 3.03. Purchase for Investment. Such Investor is purchasing the relevant Securities for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof other than in compliance with the Securities Act of 1933 as amended (the "1933 Act") and other applicable regulations.

          SECTION 3.04. Private Placement. (a) Such Investor understands that
(i) the offering and sale of the Securities hereby is intended to be exempt from registration under the 1933 Act and (ii) there is only a limited market for the Securities, and there can be no assurance that any Investor will be able to sell or dispose of any Securities to be purchased by such Investor.

              (b) Such Investor's financial situation is such that such Investor can afford to bear the economic risk of holding the Securities acquired by such Investor hereunder for an indefinite period of time, and such Investor can afford to suffer the complete loss of the investment in such Securities.

              (c) Such Investor's knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of the investment in the Securities, or such Investor has been advised by a representative possessing such knowledge and experience.

              (d) Such Investor understands that the Securities acquired hereunder are a speculative investment which involves a high degree of risk of loss of the entire investment therein, that there are substantial restrictions on the


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


transferability of the Securities as set forth in the Investors' Agreement, and that for an indefinite period there will be no public market for the Securities.

              (e) Such Investor and its representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, Seller and its representatives concerning the terms and conditions of the acquisition of the Securities and related matters and to obtain all additional information which such Investor or its representatives deem necessary.

              (f) Such Investor is an "accredited investor" as such term is defined in Regulation D under the 1933 Act.


                                    ARTICLE 4
                            SURVIVAL; INDEMNIFICATION

          SECTION 4.01. Survival. The representations and warranties of the parties hereto contained in this Agreement shall remain in full force and effect following the Closing. A breach of any representation or warranty made in this Agreement shall not affect in any manner whatsoever the relative rights and obligations of the parties to and under the Investors' Agreement.

          SECTION 4.02. Indemnification. (a) The Company hereby indemnifies each Investor and its Affiliates, limited partners, general partners, directors, officers and employees against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by any such party arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Company pursuant to this Agreement.

          (b) Each Investor hereby indemnifies, severally and not jointly, the Company and its Affiliates, directors, officers and employees against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any such party arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by such Investor pursuant to this Agreement; provided that such Investor's maximum liability under this Section 4.02(b) shall not exceed the amount of the consideration paid by such Investor to the Company.


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


          SECTION 4.03. Exclusivity. After the Closing, Section 4.02 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby except to the extent any such claim is in respect of fraud.


                                    ARTICLE 5
                                  MISCELLANEOUS

          SECTION 5.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission to the recipient's then current facsimile number) and shall be given, if to the Company, to:

                     Condor Systems, Inc.
                     2133 Samaritan Drive
                     San Jose, CA 95124
                     Attention: John Taft
                     Fax: (408) 377-4421

           with a copy to:

                     Orrick, Herrington & Sutcliffe LLP
                     400 Sansome Street
                     San Francisco, CA 94111
                     Attention: Lawrence T. Kane
                     Fax: (415) 773-5759

           if to DLJMB or any of its Affiliates listed on Exhibit A hereto, to:

                     DLJ Merchant Banking Partners II, L.P.
                     277 Park Avenue
                     New York, New York 10172
                     Attention: David L. Jaffe
                     Fax: (212) 892-7552

           with a copy to:

                     Davis Polk & Wardwell
                     450 Lexington Avenue
                     New York, New York  10017


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


                     Attention: Christopher Mayer
                     Fax:  (212) 450-4800

           if to Behrman, to:

                     Behrman Capital II L.P.
                     4 Embarcadero Center
                     Suite 3640
                     San Francisco, CA 94111
                     Attention: William Matthes
                     Fax: (415) 434-7312

           with a copy to:

                     Latham & Watkins
                     135 Commonwealth Drive
                     Menlo Park, CA 94025
                     Attention: Peter Kerman
                     Fax: (650) 463-2600

          SECTION 5.02. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

          SECTION 5.03. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that the Company shall pay all reasonable out-of-pocket costs, expenses and other payments, including without limitation legal fees and disbursements, incurred by DLJMB in connection with the transactions contemplated by this Agreement.

           SECTION 5.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

          SECTION 5.05. Counterparts; Third Party Beneficiaries. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall be deemed to be one and the same instrument. This Agreement shall become effective when each party hereto shall have


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


received a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          SECTION 5.06. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may only be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.01 shall be deemed effective service of process on such party.

          SECTION 5.07. Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies which may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

          SECTION 5.08. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, oral and written, among the parties with respect to the subject matter hereof.

          SECTION 5.09. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

          SECTION 5.10. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE.


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


          IN WITNESS WHEREOF, the Investor has executed this Agreement and the Company has caused its corporate name to be hereunto subscribed by its officers thereunto duly authorized, all as of the day and year first above written.


                                 CONDOR SYSTEMS, INC.

                                 By:______________________________
                                    Name:
                                    Title:


                                 DLJ MERCHANT BANKING PARTNERS
                                 II, L.P., a Delaware Limited Partnership

                                 By: DLJ Merchant Banking II, Inc., as
                                     managing general partner

                                 By:_______________________________
                                    Name:
                                    Title:

                                 Address: c/o DLJ Merchant Banking II, Inc.
                                          277 Park Avenue
                                          New York, NY 10172
                                          Fax: 212-892-7272


                                 DLJ MERCHANT BANKING PARTNERS
                                 II-A, L.P., a Delaware Limited Partnership

                                 By: DLJ Merchant Banking II, Inc., as
                                     managing general partner

                                 By:_________________________________
                                    Name:
                                    Title:

                                 Address: c/o DLJ Merchant Banking II, Inc.
                                          277 Park Avenue
                                          New York, NY 10172
                                          Fax: 212-892-7272





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




                                 DLJ OFFSHORE PARTNERS II, C.V., a
                                 Netherlands Antilles Limited Partnership

                                 By: DLJ Merchant Banking II, Inc., as
                                     advisory general partner

                                 By:_________________________________
                                    Name:
                                    Title:

                                 Address: c/o DLJ Merchant Banking II, Inc.
                                          277 Park Avenue
                                          New York, NY 10172
                                          Fax: 212-892-7272


                                 DLJ DIVERSIFIED PARTNERS, L.P., a
                                 Delaware Limited Partnership

                                 By: DLJ Diversified Partners, Inc., as
                                 managing general partner

                                 By:_________________________________
                                    Name:
                                    Title:

                                 Address: c/o DLJ Merchant Banking II, Inc.
                                          277 Park Avenue
                                          New York, NY 10172
                                          Fax: 212-892-7272




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



                                 DLJ DIVERSIFIED PARTNERS-A, L.P., a
                                 Delaware Limited Partnership

                                 By: DLJ Diversified Partners, Inc., as
                                     managing general partner

                                 By:_________________________________
                                    Name:
                                    Title:

                                 Address: c/o DLJ Merchant Banking II, Inc.
                                          277 Park Avenue
                                          New York, NY 10172
                                          Fax: 212-892-7272


                                 DLJ MILLENNIUM PARTNERS, L.P., a
                                 Delaware Limited Partnership

                                 By: DLJ Merchant Banking II, Inc., as
                                     managing general partner

                                 By:_________________________________
                                    Name:
                                    Title:

                                 Address: c/o DLJ Merchant Banking II, Inc.
                                          277 Park Avenue
                                          New York, NY 10172
                                          Fax: 212-892-7272


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



                                 DLJ MILLENNIUM PARTNERS-A, L.P.

                                 By: DLJ Merchant Banking II, Inc., as
                                     managing general partner

                                 By:_________________________________
                                    Name:
                                    Title:

                                 Address: c/o DLJ Merchant Banking II, Inc.
                                          277 Park Avenue
                                          New York, NY   10172
                                          Fax: 212-892-7272


                                 DLJMB FUNDING II, INC., a Delaware
                                 corporation

                                 By:_____________________________
                                    Name:
                                    Title:

                                 Address: c/o DLJ Merchant Banking II, Inc.
                                          277 Park Avenue
                                          New York, NY 10172
                                          Fax: 212-892-7272


                                 DLJ FIRST ESC, L.P.,

                                 By: DLJ LBO Plans Management
                                     Corporation, as manager
                                 By:_______________________________
                                    Name:
                                    Title:

                                 Address: c/o DLJ Merchant Banking II, Inc.
                                          277 Park Avenue
                                          New York, NY 10172
                                          Fax: 212-892-7272


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



                                 DLJ EAB PARTNERS, L.P.

                                 By: DLJ LBO Plans Management
                                     Corporation, as managing general partner

                                 By:_______________________________
                                    Name:
                                    Title:

                                 Address: c/o DLJ Merchant Banking II, Inc.
                                          277 Park Avenue
                                          New York, NY 10172
                                          Fax: 212-892-7272


                                 DLJ ESC II, L.P.

                                 By: DLJ LBO Plans Management
                                     Corporation, as manager

                                 By:_______________________________
                                    Name:
                                    Title:

                                 Address: c/o DLJ Merchant Banking II, Inc.
                                          277 Park Avenue
                                          New York, NY 10172
                                          Fax: 212-892-7272


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




                                 BEHRMAN CAPITAL II L.P.


                                 By:_______________________________
                                    Name:
                                    Title:

                                 Address: 4 Embarcadero Center
                                          Suite 3640
                                          San Francisco, CA 94111



                                 STRATEGIC ENTREPRENEUR
                                         FUND II, L.P.


                                 By: _______________________________
                                     Name:
                                     Title:

                                 Address: 4 Embarcadero Center
                                          Suite 3640
                                          San Francisco, CA 94111


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


                                                           EXHIBIT A



                                            No. of Shares
                                               of Senior
                                               Preferred         Aggregate
 INVESTOR                                       Stock         Purchase Price
 --------                                  ----------------  -----------------
DLJMB
DLJ Merchant Banking Partners II, L.P.         40,467          $ 4,046,700
DLJ Merchant Banking Partners II-A, L.P.        1,612              161,200
DLJ Offshore Partners II, C.V.                  1,990              199,000
DLJ Diversified Partners, L.P.                  2,366              236,600
DLJ Diversified Partners-A, L.P.                  879               87,900
DLJMB Funding II, Inc.                          8,255              825,500
DLJ Millennium Partners, L.P.                     654               65,400
DLJ Millennium Partners-A, L.P.                   128               12,800
DLJ EAB Partners, L.P.                            182               18,200
DLJ ESC II, L.P.                                7,631              763,100
DLJ First ESC, L.P.                                78                7,800
                                               ------          -----------
           Total for DLJMB:                    64,242          $ 6,424,200
                                               ======          ===========
Behrman
Behrman Capital II L.P.                        35,280          $ 3,528,000
Strategic Entrepreneur Fund II, L.P.              478               47,800
                                               ------          -----------
           Total for Behrman:                  35,758          $ 3,575,800
                                               ======          ===========



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